Exhibit 10.1

AMENDMENT NO. 1 TO

THE CONTENT CHECKED HOLDINGS, INC.

2015 EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors and stockholders of Content Checked Holdings, Inc. (the “Company”) have previously adopted the Content Checked Holdings, Inc. 2015 Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 3(a) of the Plan, a total of five (5) million shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), have been reserved for issuance under the Plan;

WHEREAS, the Company desires to increase the number of shares issuable under the Plan to eight (8) million shares, including shares previously issued thereunder; and

WHEREAS, Section 19 of the Plan permits the Company to amend the Plan from time to time, subject to certain limitations specified therein.

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan subject to, and effective as of the date of, the approval of stockholders of the Plan:

1. Section 3(a) of the Plan shall be, and hereby is, amended to increase the aggregate number of shares of Common Stock issuable thereunder to eight (8) million, and Section 3(a) is thereby amended and restated to read as follows:

“Subject to the provisions of Section 14 hereof, the maximum aggregate number of Shares that may be awarded and sold under the Plan is Eight Million (8,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock”.

2. In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 to the Company’s 2015 Equity Incentive Plan as of February 23, 2016.

CONTENT CHECKED HOLDINGS, INC.

By:	/s/ Kris Finstad
Name:	Kris Finstad
Title:	Chief Executive Officer and President